Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

PENN NATIONAL GAMING, INC.

AND

GAMING AND LEISURE PROPERTIES, INC.

Dated [•], 2013

ARTICLE I DEFINITIONS		2

1.1	Certain Definitions	2

ARTICLE II THE REORGANIZATION		11

2.1	Transfer of Assets; Assumption of Liabilities	11

2.2	GLPI Assets	12

2.3	GLPI Liabilities	13

2.4	Transfer of Assets and Assumption of Liabilities from and after the Effective Time	14

2.5	Approvals and Notifications	15

2.6	Responsibility for GLPI Liabilities Retained by Penn	16

2.7	Disclaimer of Representations and Warranties	16

ARTICLE III THE DISTRIBUTION		17

3.1	Actions on or Prior to the Distribution Date	17

3.2	Conditions Precedent to Distribution	18

3.3	The Distribution	20

ARTICLE IV ACCESS TO INFORMATION		20

4.1	Agreement for Exchange of Information	20

4.2	Ownership of Information	21

4.3	Compensation for Providing Information	21

4.4	Record Retention	21

4.5	Liability	22

4.6	Other Agreements Providing for Exchange of Information	22

4.7	Production of Witnesses; Records; Cooperation	22

4.8	Privileged Matters	23

ARTICLE V RELEASE AND INDEMNIFICATION		24

5.1	Release of Pre-Distribution Claims	24

5.2	General Indemnification by GLPI	26

5.3	General Indemnification by Penn	26

5.4	Disclosure Indemnification	26

5.5	Contribution	26

5.6	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	27

5.7	Procedures for Indemnification of Third Party Claims	27

i

5.8	Tax Procedures	29

5.9	Additional Matters	30

5.10	Remedies Cumulative; Limitations of Liability	30

5.11	Survival of Indemnities	30

ARTICLE VI OTHER AGREEMENTS		31

6.1	Further Assurances	31

6.2	Confidentiality	31

6.3	Insurance Matters	33

6.4	Allocation of Costs and Expenses	35

6.5	Litigation; Cooperation	35

6.6	Tax Matters	36

6.7	Employment Matters	36

6.8	Intellectual Property Matters	36

6.9	Compliance with Legal Requirements	39

ARTICLE VII DISPUTE RESOLUTION		39

7.1	General Provisions	39

7.2	Arbitration	40

ARTICLE VIII MISCELLANEOUS		42

8.1	Corporate Power	42

8.2	Governing Law; Jurisdiction	42

8.3	Survival of Covenants	42

8.4	Force Majeure	42

8.5	Notices	42

8.6	Termination	43

8.7	Severability	43

8.8	Entire Agreement	44

8.9	Assignment; No Third-Party Beneficiaries	44

8.10	Public Announcements	44

8.11	Specific Performance	44

8.12	Amendment	44

8.13	Rules of Construction	44

8.14	Counterparts	45

EXHIBITS

A	Form of Transition Services Agreement
B	Form of Tax Matters Agreement
C	Form of Employee Matters Agreement
D	Form of Amended and Restated Articles of Incorporation
E	Form of Amended and Restated Bylaws

SCHEDULES

Schedule 1.1(a)	GLPI Contracts
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(iv)	GLPI Assets
Schedule 2.2(b)	Penn Assets
Schedule 2.3(a)	GLPI Liabilities
Schedule 6.1(a)	Further Assurances
Schedule 6.4	Allocation of Certain Costs and Expenses
Schedule 6.5(a)	Assumed Actions
Schedule 6.5(b)	Transferred Actions
Schedule 6.8	Licensed Intellectual Property, Licensed Marks and TRS Properties
Schedule 6.9	Legal Requirements

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [•], 2013 (this “Agreement”), is by and between Penn National Gaming, Inc., a Pennsylvania corporation (“Penn”), and Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”).

W I T N E S S E T H:

WHEREAS, the board of directors of Penn has determined that it is in the best interests of Penn to create and distribute the stock of a new publicly traded company which shall operate the GLPI Business, and such distribution is motivated, in substantial part, by the purpose of facilitating strategic expansion opportunities for the property ownership and development business of Penn by providing GLPI with the ability to (i) pursue transactions with gaming operators that compete with Penn that would not pursue transactions with Penn, (ii) diversify into different businesses in which Penn, as a practical matter, could not diversify, (iii) pursue certain transactions that Penn otherwise would be disadvantaged by or precluded from pursuing due to regulatory constraints, and (iv) fund acquisitions with its equity on significantly more favorable terms than those that would be available to Penn;

WHEREAS, GLPI has been incorporated solely for these purposes and has not engaged in activities except in preparation for its corporate reorganization and the distribution of its stock;

WHEREAS, the board of directors of Penn and the board of directors of GLPI have approved the transfer by Penn and its Subsidiaries of the GLPI Assets to GLPI and its Subsidiaries in actual or constructive exchange for (i) the assumption by GLPI and certain of its Subsidiaries of the GLPI Liabilities, (ii) the issuance by GLPI to Penn or its Subsidiaries of shares of the common stock, par value one one-hundredth of one dollar ($0.01) per share, of GLPI (the “GLPI Common Stock”), and (iii) the distribution by GLPI, directly or indirectly, to Penn of the GLPI Cash Payment, all as more fully described in this Agreement and the other Transaction Documents (together with certain related transactions, the “Reorganization”);

WHEREAS, the board of directors of Penn has further approved the distribution (the “Spin-Off”) of all of the issued and outstanding shares of GLPI Common Stock to the holders of the issued and outstanding common shares, par value one one-hundredth of one dollar ($0.01) per share, of Penn (the “Penn Common Shares”) and the holders of Series C Convertible Preferred Stock (“Series C”) as of the close of business on the Record Date;

WHEREAS, Peter M. Carlino will receive additional shares of GLPI Common Stock in exchange for Penn Common Shares that he will transfer to Penn immediately prior to the Spin-Off (together with the Spin-Off, the “Distribution”);

WHEREAS, GLPI has filed with the SEC the Form S-11, which sets forth disclosure concerning GLPI and the Distribution;

WHEREAS, in connection with the Distribution, Penn and GLPI have entered into the Financing Arrangements;

WHEREAS, for U.S. federal income tax purposes, certain aspects of the Reorganization and the Distribution, together with certain related transactions, are intended to qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, Penn has received a private letter ruling from the IRS to the effect that, among other things, (i) certain aspects of the Reorganization and the Distribution, together with certain related transactions, qualify as a transaction (a) that is described in Sections 355 and 368(a)(1)(D) of the Code, (b) in which the GLPI Common Stock distributed is “qualified property” under Section 361(c) of the Code and (c) in which the holders of Penn Common Shares recognize no income or gain for U.S. federal income tax purposes under Section 355 of the Code and (ii) certain other steps of the Plan of Reorganization qualify as transactions that are described in Sections 355(a) and 368(a)(1)(D) of the Code (the “Private Letter Ruling”);

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treas. Reg. 1.368-2(g); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Reorganization and the Distribution and the relationship of Penn, GLPI and their respective Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition and the definitions of “GLPI Group” and “Penn Group,” “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.  It is expressly agreed that, from and after the Effective Time and for purposes of this Agreement and the other Transaction Documents, no member of the GLPI Group shall be deemed to be an Affiliate of any member of the Penn Group, and no member of the Penn Group shall be deemed to be an Affiliate of any member of the GLPI Group.

“Agreement” has the meaning set forth in the Recitals.

“Amended and Restated Articles of Incorporation” has the meaning set forth in Section 3.2(m).

“Amended and Restated Bylaws” has the meaning set forth in Section 3.2(m).

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a)                                 all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form and including all architectural, structural, service manuals, engineering and mechanical plans, electrical, soil, wetlands, environmental, and similar reports, studies and audits in a Person’s possession or control;

(b)                                 all office, hotel, casino, barge, showroom, restaurant, bar, convention, meeting and other furniture, furnishings, fittings, appliances, equipment, equipment manuals, slot machines, gaming tables and gaming paraphernalia (including parts or inventories thereof), passenger/delivery vehicles, computer hardware and IT hardware systems, reservations terminals, software, point of sale equipment, two-way security radios and base station, machinery, spare parts, apparatus, appliances, draperies, art work, carpeting, keys, building materials, telephones and other communications equipment, televisions, maintenance equipment, tools, signs and signage, office supplies, engineering, maintenance and cleaning supplies and other supplies of all kinds, stationery and printing, linens (sheets, towels, blankets, napkins), uniforms, silverware, glassware, chinaware, pots, pans and utensils, and food, beverage, alcoholic beverage inventories and all other articles of tangible personal property;

(c)                                  all interests in Real Property;

(d)                                 (i) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;

(e)                                  all license agreements, leases of personal property, supplies, parts or services and other contracts, agreements or commitments;

(f)                                   all deposits, letters of credit and performance and surety bonds;

(g)                                  all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(h)                                 all Intellectual Property and Technology;

(i)                                     all Software;

(j)                                    all cost information, sales data, customer lists, markers, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, bookings, contracts, reservations, advertising, marketing and promotional materials, telephone numbers, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(k)                                 all prepaid expenses, trade accounts and other accounts and notes receivable;

(l)                                     all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(m)                             all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(n)                                 all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(o)                                 all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(p)                                 all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Assumed Actions” has the meaning set forth in Section 6.5(a).

“Benefit Plan” has the meaning set forth in the Employee Matters Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“CPR” means the International Institute for Conflict Prevention & Resolution.

“CPR Arbitration Rules” has the meaning set forth in Section 7.2(a).

“Disclosure Documents” means any registration statement (including the Form S-11) filed with the SEC by or on behalf of any party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Reorganization or the GLPI Group or primarily relates to the transactions contemplated hereby.

“Dispute” has the meaning set forth in Section 7.1(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Agent” means [•].

“Distribution Date” means [•], or such other time as determined by Penn in accordance with Section 3.3(b).

“Effective Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York City Time, on the Distribution Date.

“Employee Matters Agreement” means the Employee Matters Agreement in substantially the form attached hereto as Exhibit C, to be entered into by and between Penn and GLPI on or prior to the Distribution Date.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

“Financing Arrangements” has the meaning set forth in Section 3.2(j).

“Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person), or, if it could have reasonably been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one (1) or more acts of terrorism or failure of energy sources.  Notwithstanding the foregoing, the receipt by a party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such party’s response thereto shall not be deemed an event of Force Majeure.

“Form S-11” means the registration statement on Form S-11 filed by GLPI with the SEC to effect the registration of GLPI Common Stock pursuant to the Securities Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Effective Time.

“GLPI” has the meaning set forth in the Recitals.

“GLPI Assets” has the meaning set forth in Section 2.2(a).

“GLPI Balance Sheet” has the meaning set forth in Section 3.1(c).

“GLPI Business” means the business of owning or leasing the GLPI Real Property and owning and operating the GLPI Subsidiaries, provided, for the avoidance of doubt, that the GLPI Business shall not include the business of operating any casinos, racetracks or other facilities located at the GLPI Real Property other than the TRS Properties.

“GLPI Cash Payment” has the meaning set forth in Section 3.2(j).

“GLPI Common Stock” has the meaning set forth in the Recitals.

“GLPI Confidential Information” has the meaning set forth in Section 6.2(a).

“GLPI Contracts” means any contract, agreement, arrangement, commitment or understanding listed or described on Schedule 1.1(a) (or any applicable licenses, leases, addenda and similar arrangements thereunder as described on Schedule 1.1(a)) and any other contract, agreement, arrangement, commitment or understanding, whether or not in writing, that relates primarily to the GLPI Business.

“GLPI Disqualifying Action” has the meaning set forth in the Tax Matters Agreement.

“GLPI Group” means GLPI, each Subsidiary of GLPI and each other Person that is controlled directly or indirectly by GLPI, in each case immediately after the Effective Time; provided, however, that no director, officer, employee, agent or other representative of any of the foregoing who is a natural person shall be deemed to be a member of the GLPI Group.

“GLPI Group Employees” has the meaning set forth in the Employee Matters Agreement.

“GLPI Indemnified Parties” has the meaning set forth in Section 5.3.

“GLPI Liabilities” has the meaning set forth in Section 2.3(a).

“GLPI Subsidiaries” means the entities intended to become Subsidiaries of GLPI in the Reorganization pursuant to the Plan of Reorganization.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission,

department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means the Penn Group or the GLPI Group, as the context requires.

“Hazardous Materials” means any  chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) which could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnified Party” has the meaning set forth in Section 5.6(a).

“Indemnifying Party” has the meaning set forth in Section 5.6(a).

“Indemnity Payment” has the meaning set forth in Section 5.6(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies (i) received by an insured from an insurance carrier, (ii) paid by an insurance carrier on behalf of the insured or (iii) received (including by way of set off) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction:  (i) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (ii) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) Internet domain names, (iv) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (v) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (vi) intellectual property rights arising from or in respect of any Technology.

“IRS” means the United States Internal Revenue Service.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Leased Property” has the meaning set forth in the Master Lease.

“Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any third Person product liability claim), demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Licensed Intellectual Property” has the meaning set forth in Section 6.8(a).

“Licensed Marks” means any rights under the trade marks and service marks listed on Schedule 6.8 and the goodwill represented thereby.

“Master Lease” means the Master Lease Agreement to be entered into by Penn and GLPI prior to or as of the Effective Time.

“NASDAQ” means the NASDAQ Stock Market.

“Penn” has the meaning set forth in the Recitals.

“Penn Assets” has the meaning set forth in Section 2.2(b).

“Penn Business” means the businesses and operations conducted prior to the Effective Time by any member of the Penn Group that are not included in the GLPI Business.

“Penn Common Shares” has the meaning set forth in the Recitals.

“Penn Confidential Information” has the meaning set forth in Section 6.2(b).

“Penn Disqualifying Action” has the meaning set forth in the Tax Matters Agreement.

“Penn Employee Liabilities” means any and all Liabilities assigned to, or assumed or otherwise retained by, members of the Penn Group under the Employee Matters Agreement.

“Penn Group” means Penn, each Subsidiary of Penn and each other Person that is controlled directly or indirectly by Penn, in each case immediately after the Effective Time; provided, however, that no director, officer, employee, agent or other representative of any of the foregoing who is a natural person shall be deemed a member of the Penn Group.

“Penn Indemnified Parties” has the meaning set forth in Section 5.2.

“Penn Liabilities” has the meaning set forth in Section 2.3(b).

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

“Plan of Reorganization” has the meaning set forth in Section 2.1(a).

“Private Letter Ruling” has the meaning set forth in the Recitals.

“Prospectus” means the prospectus, which will be part of the Form S-11, to be sent to each holder of Penn common stock in connection with the Distribution.

“Real Property” means all interests in real property of whatever nature, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise, and including all buildings or barges located thereon, and all associated parking areas, fixtures and all other improvements located on thereon, and including all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on such a real property or otherwise appertaining to or benefitting the real property and/or the improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle the owner of the real property to related easements, land use rights, air rights, viewshed rights, density credits, water, sewer, electrical or other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the real property, and all easements, rights of way and other appurtenances used or connected with the beneficial use or enjoyment of the real property.

“Record Date” means [•].

“Reorganization” has the meaning set forth in the Recitals.

“Representatives” has the meaning set forth in Section 6.2(a).

“Required Approvals” has the meaning set forth in Section 2.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any other nature.

“Series C” has the meaning set forth in the Recitals.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Special Damages” has the meaning set forth in Section 5.10.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Attributes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached hereto as Exhibit B, to be entered into by and between Penn and GLPI on or prior to the Distribution Date.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party Claim” has the meaning set forth in Section 5.7(a).

“TPA” has the meaning set forth in Section 6.3(b)(i).

“Transaction Documents” means this Agreement, the Master Lease, the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the Transfer Documents.

“Transactions” means, collectively, (i) the Reorganization, (ii) the Distribution and (iii) all other transactions contemplated by this Agreement or any other Transaction Document.

“Transfer Documents” means the documents executed by Penn, GLPI or their applicable Affiliates or Subsidiaries in connection with the transactions contemplated by Section 2.1(b) and Section 2.4(b).

“Transferred Actions” has the meaning set forth in Section 6.5(b).

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit A, to be entered into by and between Penn and GLPI on or prior to the Distribution Date.

“TRS Properties” means the properties set forth on Schedule 6.8.

ARTICLE II

THE REORGANIZATION

2.1                               Transfer of Assets; Assumption of Liabilities.

(a)                                 Prior to the Distribution, in accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure being referred to herein as the “Plan of Reorganization”), which Plan of Reorganization Penn shall effectuate on or prior to the Distribution, and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date hereof:

(i)                                     Penn shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to GLPI or certain Persons designated by GLPI who are or will become members of the GLPI Group, and GLPI or such Persons shall accept from Penn and its applicable Subsidiaries, all of Penn’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all GLPI Assets;

(ii)                                  subject to Section 2.5(c), GLPI and certain Persons designated by GLPI who are or will become members of the GLPI Group shall accept, assume and agree faithfully to perform, discharge and fulfill all the GLPI Liabilities in accordance with their respective terms.  GLPI and such Persons shall be responsible for all GLPI Liabilities, regardless of when or where such GLPI Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such GLPI Liabilities are asserted or determined (including any GLPI Liabilities arising out of claims made by Penn’s or GLPI’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Penn Group or the GLPI Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Penn Group or the GLPI Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates; and

(iii)                               GLPI shall make the GLPI Cash Payment.

(b)                                 In furtherance of the assignment, transfer, conveyance and delivery of the GLPI Assets and the assumption of the GLPI Liabilities in accordance with Sections 2.1(a)(i) and 2.1(a)(ii), on the date that such GLPI Assets are assigned, transferred, conveyed or delivered or such GLPI Liabilities are assumed (i) Penn shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Penn’s and its Subsidiaries’ (other than GLPI and its Subsidiaries) right, title and interest in and to the GLPI Assets to GLPI and its Subsidiaries, and (ii) GLPI shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the GLPI Liabilities by GLPI and its Subsidiaries.

(c)                                  If at any time or from time to time (whether prior to or after the Effective Time), any party hereto (or any member of such party’s respective Group), shall receive or otherwise possess any Asset or Liability (including any Intellectual Property or Technology) that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such party shall, as applicable, promptly transfer or accept, or cause to be transferred or accepted, such Asset or Liability, as the case may be, to the Person entitled to such Asset or responsible for such Liability, as the case may be.  Prior to any such transfer, the Person receiving, possessing or responsible for such Asset or Liability shall be deemed to be holding such Asset or Liability, as the case may be, in trust for any such other Person.

(d)                                 GLPI hereby waives compliance by each and every member of the Penn Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the GLPI Assets to any member of the GLPI Group.

2.2                               GLPI Assets.

(a)                                 For purposes of this Agreement, “GLPI Assets” shall mean (without duplication):

(i)                                     all Leased Property;

(ii)                                  all issued and outstanding capital stock of, or other equity interests in, the GLPI Subsidiaries;

(iii)                               all GLPI Contracts;

(iv)                              the Assets listed or described on Schedule 2.2(a)(iv), the Assets reflected as assets of the GLPI Group on the GLPI Balance Sheet and all other Assets that are expressly provided by this Agreement or any other Transaction Document as Assets to be transferred to GLPI or any other member of the GLPI Group; and

(v)                                 any and all Assets owned or held immediately prior to the Effective Time by Penn or any of its Subsidiaries that are used primarily in the GLPI Business (the intention of this clause (vii) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a GLPI Asset; no Asset shall be deemed to be a GLPI Asset solely as a result of this clause (v) if such Asset is within the category or type of Asset expressly covered by the terms of another Transaction Document unless the party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent, and no Asset shall be deemed a GLPI Asset solely as a result of this clause (v) unless a claim with respect thereto is made by GLPI on or prior to the second (2nd) anniversary of the Distribution Date).

Notwithstanding the foregoing, the GLPI Assets shall not in any event include any Assets governed by the Tax Matters Agreement.

(b)                                 For the purposes of this Agreement, “Penn Assets” shall mean (without duplication), (i) any and all Assets of the Penn Group as of the Effective Time that are not expressly contemplated by this Agreement or any other Transaction Document to be GLPI Assets and (ii) those Assets listed or described on Schedule 2.2(b).

Notwithstanding the foregoing, the Penn Assets shall not in any event include any Assets governed by the Tax Matters Agreement.

2.3                               GLPI Liabilities.

(a)                                 For the purposes of this Agreement, “GLPI Liabilities” shall mean (without duplication):

(i)                                     except as limited by any Transaction Document, including Section 32.4 of the Master Lease, all Liabilities to the extent relating to, arising out of or resulting from any GLPI Assets, whether arising before, at or after the Effective Time;

(ii)                                  all Liabilities provided by this Agreement or any other Transaction Document to be assumed by GLPI;

(iii)                               all Liabilities reflected as liabilities or obligations of GLPI or its Subsidiaries in the GLPI Balance Sheet; and

(iv)                              those Liabilities set forth on Schedule 2.3(a);

provided, however, that GLPI Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement.

(b)                                 For the purposes of this Agreement, “Penn Liabilities” shall mean (without duplication) any and all Liabilities of Penn, GLPI and their respective Subsidiaries as of the Effective Time that are not expressly contemplated by this Agreement or any other Transaction Document to be GLPI Liabilities; provided, however, that Penn Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement

2.4                               Transfer of Assets and Assumption of Liabilities from and after the Effective Time.

(a)                                 To the extent any Penn Asset is transferred or assigned to, or any Penn Liability is assumed by, a member of the GLPI Group at the Effective Time or is owned or held by a member of the GLPI Group after the Effective Time, and to the extent any GLPI Asset has not been transferred or assigned to, or any GLPI Liability has not been assumed by, a member of the GLPI Group at the Effective Time or is owned or held by a member of the Penn Group after the Effective Time, from and after the Effective Time:

(i)                                     GLPI or Penn, as applicable, shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to the other party or certain of its Subsidiaries designated by such party, and GLPI or Penn, or such Subsidiaries, as applicable, shall accept from Penn or GLPI and such applicable Subsidiaries, all of Penn’s or GLPI’s or such Subsidiaries’ respective right, title and interest in and to such Penn or GLPI Assets; and

(ii)                                  Penn or GLPI, as applicable, or certain Subsidiaries of Penn or GLPI designated by such party, shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Liabilities of Penn or GLPI in accordance with their respective terms.

(b)                                 In furtherance of the assignment, transfer, conveyance and delivery of Assets and the assumption of Liabilities set forth in this Section 2.4, and without any additional consideration therefor:  (A) the applicable party shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such party’s and its Subsidiaries’ right, title and interest in and to the applicable Assets to the other party and its Subsidiaries, and (B) the applicable party shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the applicable Liabilities by such party.

2.5          Approvals and Notifications.

(a)           To the extent that the transfer or assignment of any Asset, the assumption of any Liability, the Reorganization or the Distribution requires any Approvals or Notifications (the “Required Approvals”), the parties will use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in any of the other Transaction Documents, neither Penn nor GLPI shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)           If and to the extent that the valid, complete and perfected transfer or assignment of any Assets or assumption of any Liabilities would be a violation of applicable Law or require any Approvals or Notifications in connection with the Reorganization, or the Distribution, that has not been obtained or made by the Effective Time then, unless the parties hereto mutually shall otherwise determine, the transfer or assignment of such Assets or the assumption of such Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made; provided, however, that if such legal impediments are not removed, or such Approvals or Notifications are not obtained or made, in each case by the second (2nd) anniversary of the Distribution Date, then, unless the parties hereto mutually shall otherwise determine, all Assets and Liabilities that are held by any member of the Penn Group or the GLPI Group, as the case may be, will be retained by such party indefinitely, and the parties shall execute mutually acceptable documentation to such effect in accordance with applicable Law.

(c)           If any transfer or assignment of any GLPI Asset or any assumption of any GLPI Liabilities intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Distribution Date, whether as a result of the provisions of Section 2.5(b) or for any other reason, then, insofar as reasonably possible, the member of the Penn Group retaining such GLPI Asset or such GLPI Liability, as the case may be, shall thereafter hold such GLPI Asset or GLPI Liability, as the case may be, for the use and benefit of the member of the GLPI Group entitled thereto (at the expense of the member of the GLPI Group entitled thereto) until such GLPI Asset or GLPI Liability is transferred to a member of the GLPI Group or until such GLPI Asset or GLPI Liability is retained by the member of the Penn Group pursuant to Section 2.5(b), whichever is sooner.  In addition, for such period, the member of the Penn Group retaining such GLPI Asset or such GLPI Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such GLPI Asset or GLPI Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the GLPI Group to whom such GLPI Asset is to be transferred or assigned, or which will assume such GLPI Liability, as the case may be, in order to place such member of the GLPI Group in a substantially similar position as if such GLPI Asset or GLPI Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such GLPI Asset or GLPI Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such GLPI Asset or GLPI Liability, as the case may be, is to inure from and after the Effective Time to the GLPI Group.

(d)           If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any GLPI Asset or the deferral of assumption of any GLPI Liability pursuant to Section 2.5(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any GLPI Asset or the assumption of any GLPI Liability have been removed, the transfer or assignment of the applicable GLPI Asset or the assumption of the applicable GLPI Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Transaction Document.

(e)           Any member of the Penn Group retaining a GLPI Asset or GLPI Liability due to the deferral of the transfer or assignment of such GLPI Asset or the deferral of the assumption of such GLPI Liability, as the case may be, shall not be obligated, in connection with the foregoing and unless the parties have executed documentation providing for such asset or liability to be retained by such party pursuant to Section 2.5(b), to expend any money unless the necessary funds are advanced (or otherwise made available) by GLPI or the member of the GLPI Group entitled to the GLPI Asset or GLPI Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by GLPI or the member of the GLPI Group entitled to such GLPI Asset or GLPI Liability.

2.6          Responsibility for GLPI Liabilities Retained by Penn.  If Penn or GLPI is unable to obtain, or to cause to be obtained, any consent, substitution, approval, amendment or release required to transfer a GLPI Liability to a member or members of the GLPI Group, then until the second (2nd) anniversary of the Effective Time, the applicable member of the Penn Group shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, GLPI shall, as agent or subcontractor for such member of the Penn Group, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Penn Group that constitute GLPI Liabilities, as the case may be, thereunder from and after the Effective Time.  GLPI shall indemnify each Penn Indemnified Party, and hold each of them harmless, against any Liabilities arising in connection therewith; provided, that pursuant hereto GLPI shall have no obligation to indemnify any Penn Indemnified Party that has engaged in any knowing and intentional violation of Law, breach of contract, tort, fraud or misrepresentation in connection therewith.  Penn shall cause each member of the Penn Group without further consideration, to pay and remit, or cause to be paid or remitted, to GLPI, promptly all money, rights and other consideration received by it or any member of the Penn Group in respect of such performance (unless any such consideration is an Penn Asset).  If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, Penn shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of the Penn Group to GLPI without payment of further consideration and GLPI shall, without the payment of any further consideration, assume such obligations in accordance with the terms of this Agreement and/or the applicable Transaction Document.

2.7          Disclaimer of Representations and Warranties.  EACH OF PENN (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PENN GROUP) AND GLPI (ON BEHALF OF ITSELF AND EACH MEMBER OF THE GLPI GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT, ANY OTHER

TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

THE DISTRIBUTION

3.1          Actions on or Prior to the Distribution Date.  Prior to the Distribution, the following shall occur:

(a)           Prospectus; Listing.  Penn shall make the Prospectus available to the holders of Penn common stock as of the Record Date.  GLPI shall prepare, file with the SEC and use commercially reasonable efforts to cause to become effective the Form S-11 and amendments thereto and the Form S-8 and amendments thereto required to effect the transactions contemplated by this Agreement or any of the Transaction Documents. Penn and GLPI shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents.  GLPI shall prepare, file and pursue an application to permit listing of the GLPI Common Stock on the NASDAQ.

(b)           The Distribution Agent.  Penn shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(c)           GLPI Balance Sheet.  Penn shall prepare a pro forma combined balance sheet of GLPI and its Subsidiaries as of the Effective Time, or the latest time prior to the Effective Time that is reasonably practicable (the “GLPI Balance Sheet”).

(d)           Efforts.  The parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to satisfy or cause to be satisfied each of the conditions set forth in Section 3.2.

3.2          Conditions Precedent to Distribution.  In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by Penn, in whole or in part, in its sole discretion):

(a)           each of the other Transaction Documents shall have been duly executed and delivered by the parties thereto;

(b)           the Reorganization shall have been completed in accordance with the Plan of Reorganization;

(c)           (i) the Private Letter Ruling shall not have been revoked or modified in any material respect and (ii) Penn shall have received (A) an opinion of Wachtell, Lipton, Rosen & Katz substantially to the effect that, with respect to certain requirements for tax-free treatment under Section 355 of the Code on which the IRS will not rule, such requirements will be satisfied, (B) an opinion of KPMG LLP substantially to the effect that, with respect to certain requirements for tax-free treatment under Section 355 of the Code on which the IRS will not rule, such requirements will be satisfied, (C) an opinion of Wachtell, Lipton, Rosen & Katz, to the effect that GLPI will qualify to be taxed as a real estate investment trust under the Sections 856 through 859 of the Code following the Distribution, and (D) an opinion of KPMG LLP, to the effect that GLPI will qualify to be taxed as a real estate investment trust under the Sections 856 through 859 of the Code following the Distribution;

(d)           the Form S-11 filed with the SEC shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Form S-11 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC, and the Prospectus shall have been mailed to holders of Penn Common Shares as of the Record Date;

(e)           prior to the Distribution Date, such Registration Statements on Form S-8 as are necessary and appropriate to register the equity awards of GLPI contemplated by the Form S-11 to be available for granting to directors and employees of GLPI and Penn shall have been filed with the SEC;

(f)            all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” Laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(g)           the GLPI Common Stock to be delivered in the Distribution shall have been accepted for listing on NASDAQ, subject to compliance with applicable listing requirements;

(h)           no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the transactions related thereto, including the Reorganization, shall be threatened, pending or in effect;

(i)            any material consents and governmental authorizations to complete the Distribution, including all Required Approvals, shall have been obtained and be in full force and effect;

(j)            in connection with the Reorganization, (i) GLPI shall have entered into the financing transactions described in the Form S-11 and contemplated to occur on or prior to the Distribution Date, and Penn shall have entered into the financing transactions to be entered into in connection with the Plan of Reorganization (the “Financing Arrangements”) and the respective financings thereunder shall have been consummated, (ii) GLPI shall have transferred to Penn no later than immediately prior to the Distribution, as contemplated by the Plan of Reorganization, the proceeds of GLPI debt issued to one or more banks (in an amount equal to [•] dollars) in exchange for Penn’s transfer of the GLPI Assets to GLPI pursuant to this Agreement (the “GLPI Cash Payment”) and (iii) the Financing Arrangements shall be in full force and effect immediately prior to the Distribution;

(k)           on or prior to the Distribution, the persons specified in the Prospectus shall have been duly elected as members of GLPI’s board of directors;

(l)            Penn and the other parties to Penn’s agreements with Peter M. Carlino, FIF V PFD LLC and Centerbridge Capital Partners, L.P. and certain of their respective affiliates, in each case as described in the Form S-11, shall have fulfilled all of their respective obligations under such agreements that are contemplated by such agreements to be fulfilled prior to the Distribution, and each such agreement shall be in full force and effect immediately prior to the Distribution;

(m)          (i) Penn and GLPI shall each have taken all necessary action that may be required to provide for the adoption by GLPI of the Amended and Restated Articles of Incorporation of GLPI in substantially the form attached hereto as Exhibit [•] (the “Amended and Restated Articles of Incorporation”), and the Amended and Restated Bylaws of GLPI in substantially the form attached hereto as Exhibit [•] (the “Amended and Restated Bylaws”) and (ii) GLPI shall have filed the Amended and Restated Articles of Incorporation of GLPI with the Secretary of State of the Commonwealth of Pennsylvania;

(n)           at or prior to the Effective Time, Penn and GLPI shall have taken all actions as may be necessary to approve the stock-based employee benefit plans of GLPI in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NASDAQ; and

(o)           no other condition shall fail to be satisfied and no event or development shall have occurred or exist that, in the judgment of the board of directors of Penn, in its sole discretion, makes it inadvisable to effect the Reorganization, the Distribution or the other transactions contemplated hereby or in connection herewith.

Notwithstanding Section 3.1(c) or any other provision hereof, each of the foregoing conditions is for the sole benefit of Penn and shall not give rise to or create any duty on the part of Penn or its board of directors to waive or not to waive any such condition or to effect the Reorganization and the Distribution, or in any way limit Penn’s rights of termination set forth in this Agreement.  Any determination made by Penn prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive and binding on the parties.

3.3          The Distribution.

(a)           Subject to the terms and conditions set forth in this Agreement, including Section 3.3(b), (i) on or prior to the Distribution Date, Penn shall deliver to the Distribution Agent for the benefit of holders of record of Penn Common Shares and Series C on the Record Date book-entry transfer authorizations for such number of the issued and outstanding shares of GLPI Common Stock necessary to effect the Distribution, (ii) the Distribution shall be effective at the Effective Time and (iii) Penn shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Effective Time, (A) to each holder of record of Penn Common Shares as of the Record Date, by means of a pro rata distribution, [one (1)] share of GLPI Common Stock for every one (1) Penn Common Share so held and (B) to each holder of record of Series C as of the Record Date, by means of a pro rata distribution, [one (1)] share of GLPI Common Stock for every 1/1,000th (one one-thousandth) of a share of Series C.  Following the Distribution Date, GLPI agrees to provide all book-entry transfer authorizations for shares of GLPI Common Stock that Penn or the Distribution Agent shall require in order to effect the Distribution.

(b)           NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, PENN SHALL, IN ITS SOLE AND ABSOLUTE DISCRETION, DETERMINE THE DISTRIBUTION DATE AND ALL TERMS OF THE DISTRIBUTION, INCLUDING THE FORM, STRUCTURE AND TERMS OF ANY TRANSACTIONS AND/OR OFFERINGS TO EFFECT THE DISTRIBUTION AND THE TIMING OF AND CONDITIONS TO THE CONSUMMATION THEREOF.  IN ADDITION, PENN MAY AT ANY TIME AND FROM TIME TO TIME UNTIL THE COMPLETION OF THE DISTRIBUTION DECIDE TO ABANDON THE DISTRIBUTION OR MODIFY OR CHANGE THE TERMS OF THE DISTRIBUTION, INCLUDING BY ACCELERATING OR DELAYING THE TIMING OF THE CONSUMMATION OF ALL OR PART OF THE DISTRIBUTION.

(c)           The Parties agree that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

ARTICLE IV

ACCESS TO INFORMATION

4.1          Agreement for Exchange of Information.  After the Effective Time (or such earlier time as the parties may agree) and until the seventh (7th) anniversary of the date of this Agreement, each of Penn and GLPI, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

4.2          Ownership of Information.  Any Information owned by one Group that is provided to a requesting party pursuant to Section 4.1 shall be deemed to remain the property of the providing party, except where such Information is an Asset of the requesting party pursuant to the provisions of this Agreement or any other Transaction Document.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1.

4.3          Compensation for Providing Information.  The party requesting Information agrees to reimburse the other party for the reasonable out-of-pocket costs and expenses, if any of creating, gathering and copying such Information to the extent that such costs are incurred in connection with such other party’s provision of Information in response to the requesting party.

4.4          Record Retention.

(a)           To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement after the Effective Time, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies or ordinary course practices of Penn in effect on the Distribution Date (including any Information that is subject to a “Litigation Hold” issued by either party prior to the Distribution Date) or such other policies or practices as may be reasonably adopted by the appropriate party after the Effective Time.

(b)           Except in accordance with its, or its applicable Subsidiaries’, policies and ordinary course practices, no party will destroy, or permit any of its Subsidiaries to destroy, any Information that would, in accordance with such policies or ordinary course practices, be archived or otherwise filed in a centralized filing system by such party or its applicable Subsidiaries; in furtherance of the foregoing, no party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

(c)           In the event of either party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such party shall be liable to the other party solely for the amount of any monetary fines or penalties imposed or levied against such other party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Sections 5.2 and 5.3, shall not be liable to such other party for any other Liabilities.

4.5          Liability.  No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information.

4.6          Other Agreements Providing for Exchange of Information.

(a)           The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any other Transaction Document, including Section 23.1(c) of the Master Lease.

(b)           Any party that receives, pursuant to a request for Information in accordance with this Article IV, Information that is not relevant to its request shall (i) either destroy such Information or return it to the providing party and (ii) deliver to the providing party a certificate certifying that such Information was destroyed or returned, as the case may be, which certificate shall be signed by an officer of the requesting party holding the title of vice president or above.

(c)           When any Information provided by one Group to the other (other than Information provided pursuant to Section 4.4) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document or is no longer required to be retained by applicable Law, the receiving party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

4.7          Production of Witnesses; Records; Cooperation.

(a)           After the Effective Time, except in the case of an adversarial Action by one party against another party, each party hereto shall use its commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The requesting party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b)           If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnified Party shall use commercially reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.  The Indemnifying Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(c)           For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and shall not be deemed to in any way limit or otherwise modify the parties’ rights and obligations under Section 4.1.

4.8          Privileged Matters.

(a)           The parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Penn Group and the GLPI Group, and that each of the members of the Penn Group and the GLPI Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.

(b)           The parties agree as follows:

(i)            Penn shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the Penn Business and not to the GLPI Business, whether or not the privileged Information is in the possession or under the control of any member of the Penn Group or any member of the GLPI Group. Penn shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Penn Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Penn Group or any member of the GLPI Group; and

(ii)           GLPI shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the GLPI Business and not to the Penn Business, whether or not the privileged Information is in the possession or under the control of any member of the GLPI Group or any member of the Penn Group. GLPI shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any GLPI Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the GLPI Group or any member of the Penn Group.

(c)           Subject to the restrictions set forth in this Section 4.8, the parties agree that they shall have a shared privilege, each with equal right to assert or waive any such shared privilege, with respect to all privileges not allocated pursuant to Section 4.8(b) and all privileges relating to any Actions or other matters that involve both the Penn Group and the GLPI Group and in respect of which both parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either party without the consent of the other party.

(d)           In the event of any Actions between Penn and GLPI, or any members of their respective Groups, either party may waive a privilege in which the other party or member of such other party’s Group has a shared privilege, without obtaining consent pursuant to Section 4.8(c); provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Action between the parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any third Person.

(e)           If any dispute arises between Penn and GLPI, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interests of either the Penn Group or the GLPI Group, each party agrees that it shall (i) negotiate with the other party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other party and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other party.  Further, each party specifically agrees that it will not withhold its consent to the waiver of a privilege for any purpose except to protect its own legitimate interests.

(f)            In furtherance of the parties’ agreement under this Section 4.8, Penn and GLPI shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.

ARTICLE V

RELEASE AND INDEMNIFICATION

5.1          Release of Pre-Distribution Claims.

(a)           Except as provided in (i) Section 5.1(c) and (ii) any Transaction Document, effective as of the Effective Time, GLPI does hereby, for itself and each other member of the GLPI Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the GLPI Group (in each case, in their respective capacities as such), release and forever discharge Penn and the other members of the Penn Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Penn Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents.

(b)           Except as provided in (i) Section 5.1(c) and (ii) any Transaction Document, effective as of the Effective Time, Penn does hereby, for itself and each other member of the Penn Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Penn Group (in each case, in their respective capacities as such), release and forever discharge GLPI, the other members of the GLPI Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of any member of the GLPI Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents.

(c)           Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair any right of any Person to enforce this Agreement or any other Transaction Document, in each case in accordance with its terms.  In addition, nothing contained in Section 5.1(a) or Section 5.1(b) shall release any member of a Group from:

(i)            any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Document; or

(ii)           any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or any of the other Transaction Documents.

Further, nothing contained in Section 5.1(a) shall release Penn from indemnifying any director, officer or employee of GLPI who was or is a director, officer or employee of Penn or any of its Affiliates, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was or is entitled to such indemnification pursuant to then existing obligations, it being understood that if the underlying obligation giving rise to such Action is a GLPI Liability, GLPI shall indemnify Penn for such Liability (including Penn’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(d)           GLPI shall not make, and shall not permit any member of the GLPI Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Penn or any member of the Penn Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).  Penn shall not, and shall not permit any member of the Penn Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against GLPI or any member of the GLPI Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e)           It is the intent of each of Penn and GLPI, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, between or among GLPI or any member of the GLPI Group and their respective directors, officers, agents or employees, on the one hand, and Penn or any member of the Penn Group and their respective directors, officers, agents or employees, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 5.1(c).

5.2          General Indemnification by GLPI.  Except as provided in Section 5.6, GLPI shall, and shall cause the other members of the GLPI Group to, indemnify, defend and hold harmless each member of the Penn Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Penn Indemnified Parties”), from and against (i) any and all Liabilities of the Penn Indemnified Parties relating to, arising out of or resulting from any GLPI Liability and (ii) except as provided in Section 5.1, any and all Liabilities of the Penn Indemnified Parties relating to, arising out of or resulting from GLPI’s breach of this Agreement or any other Transaction Document other than the Master Lease.

5.3          General Indemnification by Penn.  Except as provided in Section 5.6, Penn shall indemnify, defend and hold harmless each member of the GLPI Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “GLPI Indemnified Parties”), from and against (i) any and all Liabilities of the GLPI Indemnified Parties relating to, arising out of or resulting from any Penn Liability and (ii) except as provided in Section 5.1, any and all Liabilities of the GLPI Indemnified Parties relating to, arising out of or resulting from Penn’s breach of this Agreement or any other Transaction Document other than the Master Lease.

5.4          Disclosure Indemnification.  GLPI agrees to indemnify and hold harmless the Penn Indemnified Parties and each Person, if any, who controls any member of the Penn Group within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Liabilities arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Form S-11 or any amendment thereof or any other Disclosure Document, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

5.5          Contribution.  If the indemnification provided for in this Article V is unavailable to, or insufficient to hold harmless, an indemnified party under Section 5.4 hereof in respect of any Liabilities referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in Liabilities as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  For the purposes of this Section 5.5, the information relating to Penn after the Effective Time set forth in the Form S-11 shall be the only “information supplied by” Penn and all other information shall be deemed “information supplied by” GLPI.

5.6          Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)           Any Liability subject to indemnification or contribution pursuant to this Article V will be net of Insurance Proceeds that actually reduce the amount of the Liability or Loss, as applicable.  Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification under this Article V (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability, as applicable.  If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.

(b)           An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.  The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article V; provided, that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c)           Any indemnity payment under this Article V shall be increased to take into account any inclusion in income of the Indemnified Party arising from the receipt of such indemnity payment and shall be decreased to take into account any reduction in income of the Indemnified Party arising from such indemnified Liability or Loss, as applicable.  For purposes hereof, any inclusion or reduction shall be determined (i) using the highest marginal rates applicable to the Indemnified Party in effect at the time of the determination and (ii) assuming that the Indemnified Party will be liable for Taxes at such rate and has no Tax Attributes (as such term is defined in the Tax Matters Agreement) at the time of the determination.

5.7          Procedures for Indemnification of Third Party Claims.

(a)           If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of the Penn Group or the GLPI Group has asserted any claim or commenced any Action (collectively, a “Third Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Sections 5.2, 5.3 or 5.4, or any other Section of this Agreement or any other Transaction Document, the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days or sooner, if the nature of the Third Party Claim so requires) after becoming aware of the Third Party Claim.  Such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 5.7(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 5.7(a).

(b)           Subject to this Section 5.7(b) and Section 5.7(c), an Indemnifying Party may elect to control the defense of (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim.  Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 5.7(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending the Third Party Claim and shall specify any reservations or exceptions to its defense.  After receiving notice of an Indemnifying Party’s election to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, an Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnified Party shall be responsible for the fees and expenses of its counsel and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party.  If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(c)           Notwithstanding Section 5.7(b), if any Indemnified Party shall in good faith determine that there is an actual conflict of interest (whether legal, business or otherwise) if counsel for the Indemnifying Party represented both the Indemnified Party and Indemnifying Party, then the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one (1) separate counsel for all Indemnified Parties.

(d)           If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election within thirty (30) days after the receipt of notice from an Indemnified Party as provided in Section 5.7(b), the

Indemnified Party may defend the Third Party Claim at the cost and expense of the Indemnifying Party.  If the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.

(e)           Without the prior written consent of any Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnified Party may settle or compromise, or seek to settle or compromise, any Third Party Claim; provided, however, in the event that the Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify the Indemnified Party of its election within thirty (30) days after the receipt of notice from the Indemnified Party as provided in Section 5.7(b), the Indemnified Party shall have the right to settle or compromise such Third Party Claim in its sole discretion.  Without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim for which the Indemnified Party is seeking or may seek indemnity pursuant to this Section 5.7 unless such judgment or settlement is solely for monetary damages, does not impose any expense or obligation on the Indemnified Party, does not involve any finding or determination of wrongdoing or violation of law by the Indemnified Party and provides for a full, unconditional and irrevocable release of that Indemnified Party from all liability in connection with the Third Party Claim.

5.8          Tax Procedures.

(a)           With respect to any period in which GLPI has made or will make an election to be taxed as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”), notwithstanding any other provisions in this Agreement, any payments to be made by Penn to any member of the GLPI Group pursuant to Section 5.3 or 5.6 for any calendar year shall not exceed the sum of (i) the amount that it is determined will not be gross income of GLPI for purposes of the requirements of Sections 856(c)(2) and (3) of the Code for any period in which GLPI has made any election to be taxed as a REIT, with such determination to be set forth in an opinion of outside tax counsel selected by GLPI, which opinion shall be reasonably satisfactory to GLPI plus (ii) such additional amount that is estimated can be paid to GLPI in such taxable year without causing GLPI to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined (x) as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (I) and 856(c)(3)(A) through (I) of the Code (“Qualifying Income”) and (y) by taking into account any other payments to GLPI during such taxable year that do not constitute Qualifying Income, which determination shall be (A) made by independent tax accountants to GLPI, and (B) submitted to and approved by GLPI’s outside tax counsel, and (iii) in the event that GLPI receives a ruling from the IRS to the effect that GLPI’s receipt of the additional amount otherwise to be paid under this Agreement either would constitute Qualifying Income or would be excluded from gross income of GLPI for purposes of Sections 856(c)(2) and (3) of the Code (the “Specified REIT Requirements”), the aggregate payments otherwise required to be made pursuant to Section 5.3 or 5.6 (determined without regard to this Section 5.8(a)) less the amount otherwise previously paid under clauses (i) and (ii) above.

(b)           Penn shall place the full amount of any payments otherwise to be made by Penn pursuant to Section 5.3 or 5.6 in a mutually agreed escrow account upon mutually acceptable terms (which shall provide that (i) the amount in the escrow account shall be treated as the property of Penn, unless it is released from such escrow account to any GLPI Indemnified Party, (ii) all income earned upon the amount in the escrow account shall be treated as the property of Penn and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by Penn whether or not said income has been distributed during such taxable year and (iii) any portion thereof shall not be released to any GLPI Indemnified Party unless and until Penn receives any of the following:  (A) a letter from GLPI’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the GLPI Indemnified Parties without causing GLPI to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants or (B) an opinion of outside tax counsel selected by GLPI, such opinion to be reasonably satisfactory to GLPI, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder, receipt of the additional amount otherwise to be paid pursuant to Section 5.3 or 5.6 either would be excluded from gross income of GLPI for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events Penn shall pay to the applicable GLPI Indemnified Parties the lesser of the unpaid amounts due pursuant to Section 5.3 or 5.6 (determined without regard to this Section 5.8) or the maximum amount stated in the letter referred to in clause (iii)(A) above.

(c)           Any amount held in escrow pursuant to Section 5.8(b) for five years shall be released from such escrow to be used as determined by Penn in its sole and absolute discretion.

(d)           GLPI shall bear all costs and expenses with respect to the escrow.

(e)           Penn shall cooperate in good faith to amend this Section 5.8 at the reasonable request of GLPI in order to (i) maximize the portion of such payment that may be distributed to GLPI hereunder without causing GLPI to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve GLPI’s chances of securing a favorable ruling described in this Section 5.8, or (iii) assist GLPI in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 5.8.  GLPI shall reimburse Penn for all reasonable costs and expenses of such cooperation.

5.9          Additional Matters.

(a)           Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party, (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder and (iii) any termination of this Agreement.

(b)           Any claim for indemnification under this Agreement which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Documents without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)           If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d)           In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

(e)           For all Tax purposes other than for purposes of Section 355(g) of the Code, Penn and GLPI agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Penn to GLPI or a distribution by GLPI to Penn, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.10        Remedies Cumulative; Limitations of Liability.  The rights provided in this Article V shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.  Notwithstanding the foregoing, neither GLPI or its Affiliates, on the one hand, nor Penn or its Affiliates, on the other hand, shall be liable to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages (collectively, “Special Damages”) of the other arising in connection with the Transactions (provided, that any such liability with respect to a Third Party Claim shall be considered direct damages).

5.11        Survival of Indemnities.  The rights and obligations of each of Penn and GLPI and their respective Indemnified Parties under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

ARTICLE VI

OTHER AGREEMENTS

6.1                               Further Assurances.

(a)                                 In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or to cause to be taken, all actions, including the actions listed on Schedule 6.1(a), and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.

(b)                                 Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Effective Time, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the GLPI Assets and the assignment and assumption of the GLPI Liabilities and the other transactions contemplated hereby and thereby.  Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such party under this Agreement or any of the other Transaction Documents, free and clear of any Security Interest except as contemplated by any of the Financing Arrangements or any Transaction Document.

(c)                                  At or prior to the Effective Time, Penn and GLPI in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by GLPI or any other Subsidiary of Penn or GLPI, as the case may be, to effectuate the transactions contemplated by this Agreement.

6.2                               Confidentiality.

(a)                                 From and after the Effective Time, subject to Section 6.2(c) and except as contemplated by or otherwise provided in this Agreement or any other Transaction Document, Penn shall not, and shall cause its Affiliates and officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the Penn Group, any GLPI Confidential Information.  If any disclosures are made to any member of the Penn Group in connection with any services provided to a member of the GLPI Group under this Agreement or any other Transaction Document, then the GLPI Confidential Information so disclosed shall be used only as required in connection with the receipt of such services.  Penn shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the GLPI Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 6.2(a), any Information, material or documents relating to the GLPI Business currently or formerly conducted, or proposed to be conducted, by any member of the GLPI Group furnished to, or in possession of, Penn, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Penn or its officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “GLPI Confidential Information.”  GLPI Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by Penn not otherwise permissible hereunder, (ii) Penn can demonstrate was or became available to Penn from a source other than GLPI or its Affiliates or (iii) is developed independently by Penn without reference to the GLPI Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Penn to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, GLPI or any member of the GLPI Group with respect to such information.

(b)                                 From and after the Effective Time, subject to Section 6.2(c) and except as contemplated by this Agreement or any other Transaction Document, GLPI shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to GLPI or any member of the GLPI Group, any Penn Confidential Information.  If any disclosures are made to any member of the GLPI Group in connection with any services provided to a member of the GLPI Group under this Agreement or any other Transaction Document, then the Penn Confidential Information so disclosed shall be used only as required in connection with the receipt of such services.  The GLPI Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Penn Confidential Information by any of their Representatives as they use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 6.2(b), any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by Penn or any of its Affiliates (other than any member of the GLPI Group) furnished to, or in possession of, any member of the GLPI Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by GLPI, any member of the GLPI Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Penn Confidential Information.”  Penn Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the GLPI Group not otherwise permissible hereunder,

(ii) GLPI can demonstrate was or became available to GLPI from a source other than Penn and its respective Affiliates or (iii) is developed independently by such member of the GLPI Group without reference to the Penn Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by GLPI to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Penn or its Affiliates with respect to such information.

(c)                                  If Penn or its Affiliates, on the one hand, or GLPI or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any GLPI Confidential Information or Penn Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article IV of this Agreement), as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order.  The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient.  Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any GLPI Confidential Information or Penn Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

(d)                                 Each of Penn and GLPI acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third Persons that was received under confidentiality or non-disclosure agreements with such third Person prior to the Distribution Date.  Penn and GLPI each agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third Persons to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Distribution Date between or among one (1) or more members of the applicable party’s Group and such third Persons to the extent disclosed to such party.

6.3                               Insurance Matters.

(a)                                 GLPI acknowledges and agrees, on its own behalf and on behalf of each  of the GLPI Subsidiaries, that, from and after the Effective Time, neither GLPI nor any of the GLPI Subsidiaries shall have any rights to or under any of Penn’s or the Penn Subsidiaries’ insurance policies, other than any insurance policies acquired prior to the Effective Time directly by and in the name of a member of GLPI or any of the GLPI Subsidiaries or as expressly provided in this Section 6.3 or in the Employee Matters Agreement.

(b)                                 Notwithstanding Section 6.3(a), from the Effective Time through December 31, 2013, the TRS Properties shall continue to be covered by Penn’s or a Penn Subsidiary’s existing property insurance policies, it being understood that GLPI shall promptly reimburse Penn or such Penn Subsidiary for any premiums or other costs associated with such coverage.  In addition from and after the Effective Time, with respect to any Liability incurred by GLPI or any of the GLPI Subsidiaries prior to the Effective Time (or, solely with respect to any property insurance policies relating to the TRS Properties prior to December 31, 2013), Penn shall provide GLPI with access to, and GLPI may make claims under insurance policies purchased by Penn if and to the extent that the terms of such policies provide such coverage to GLPI or the GLPI Subsidiaries, and subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles or self-insured retentions and other fees and expenses, and subject to the following additional conditions:

(i)                                     GLPI shall report claims under such policies directly to the applicable insurance company or its Third-Party Administrator (“TPA”) as applicable, as promptly as practicable, and shall provide a copy of all such claim reports to the Corporate Risk Management Department of Penn, and if Penn disagrees with any matter covered in such claims reports, Penn may notify the applicable insurance company, and shall provide a copy of such communication to GLPI;

(ii)                                  GLPI shall exclusively bear and be responsible for (and Penn shall have no obligation to repay or reimburse GLPI or any of the GLPI Subsidiaries for) and pay the applicable insurers or TPA as required under the applicable insurance policies and TPA agreements for any and all costs as a result of having access to, or making claims under, any insurance provided pursuant to this Section 6.3(b), including any deductibles and self-insured retentions associated with such claims, retrospective, retroactive or prospective premium adjustments associated with the applicable insurance policies, catastrophic coverage charges, overhead, claim handling and administrative costs, Taxes, surcharges, state assessments, reinsurance costs, other related costs and claim payments, relating to all open, closed, re-opened claims covered by the applicable policies, whether such claims are made by GLPI, its employees or third Parties, and GLPI shall indemnify, hold harmless and reimburse Penn and the Penn Subsidiaries for any deductibles and self-insured retentions incurred by Penn or the Penn Subsidiaries to the extent resulting from any access to, any claims made by GLPI or any of the GLPI Subsidiaries under, any insurance provided pursuant to this Section 6.3(b), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by GLPI, any GLPI Subsidiary, their respective employees or third Parties;

(iii)                               GLPI shall exclusively bear (and Penn shall have no obligation to repay or reimburse GLPI or any of the GLPI Subsidiaries for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by GLPI or any of the GLPI Subsidiaries under the policies as provided for in this Section 6.3(b); and

(iv)                              Neither GLPI nor any GLPI Subsidiary, in connection with making a claim under any insurance policy of Penn or any Penn Subsidiary pursuant to this Section 6.3(b), shall take any action that would be reasonably likely to: (A) have an adverse impact on the then-current relationship between Penn or any Penn Subsidiary, on the one hand, and the applicable insurance company, on the other hand or (B) otherwise compromise, jeopardize or interfere with the rights of Penn or any Penn Subsidiary under the applicable insurance policy.

At all times, the Parties shall, and shall cause their respective Subsidiaries to, cooperate with reasonable requests for information by the other Party or the insurance companies regarding any such insurance policy claim.

(c)                                  Any payments, costs and adjustments required pursuant to Section 6.3(b) shall be billed by Penn, on behalf of itself and the Penn Subsidiaries, to GLPI on a monthly basis and GLPI, on behalf of itself and the GLPI Subsidiaries, shall pay such payments, costs and adjustments to Penn within sixty (60) days from receipt of invoice.  If Penn incurs costs to enforce GLPI’s obligations under this Section 6.3, GLPI agrees to indemnify Penn for such enforcement costs, including reasonable attorneys’ fees.

(d)                                 At the Effective Time, GLPI shall have in effect all insurance programs required to comply with GLPI’s statutory and contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to the GLPI Business.  Such insurance programs include general liability, commercial auto liability, workers’ compensation, employers liability, product liability, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.  GLPI shall obtain a property insurance program on or prior to December 31, 2013, and, notwithstanding Section 6.3(a), between the Effective Date and December 31, 2013, the property insurance of Penn shall provide coverage (determined in the sole discretion of Penn) for GLPI and the GLPI Subsidiaries.

(e)                                  Neither Penn nor any of the Penn Subsidiaries shall have any obligation to secure extended reporting for any claims under any of Penn’s or the Penn Subsidiaries’ claims-made or occurrence-reported liability policies for any acts or omissions by GLPI or any GLPI Subsidiary incurred prior to the Effective Time.

(f)                                   This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of either Penn or any Penn Subsidiary in respect of any of the Penn insurance policies and programs or any other contract or policy of insurance.

6.4                               Allocation of Costs and Expenses.  Penn and GLPI shall be responsible for the costs and expenses set forth on Schedule 6.4 according the allocation provided therein.

6.5                               Litigation; Cooperation.

(a)                                 As of the Effective Time, GLPI shall assume and thereafter, except as provided in Article V, be responsible for the administration of all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred after the Effective Time.  “Assumed Actions” means those Actions (in which any member of the Penn Group or any Affiliate of a member of the Penn Group is a defendant or the party against whom the claim or investigation is directed) primarily relating to the GLPI Business, including the Actions listed on Schedule 6.5(a).

(b)                                 Penn shall transfer the Transferred Actions to GLPI, and GLPI shall receive and have the benefit of all of the proceeds of such Transferred Actions.  “Transferred Actions” means those Actions (in which any member of the Penn Group or any Affiliate of a member of the Penn Group is a plaintiff or claimant) primarily relating to the GLPI Business, including the Actions listed on Schedule 6.5(b).

(c)                                  (i)                                     Penn agrees that at all times from and after the Effective Time if a Third Party Claim relating primarily to the Penn Business is commenced naming both Penn and GLPI as defendants thereto, then Penn shall use its commercially reasonable efforts to cause GLPI to be removed from such Third Party Claim; provided, that, if Penn is unable to cause GLPI to be removed from such Third Party Claim, Penn and GLPI shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(ii)                                  GLPI agrees that at all times from and after the Effective Time if a Third Party Claim relating primarily to the GLPI Business is commenced naming both Penn and GLPI as defendants thereto, then GLPI shall use its commercially reasonable efforts to cause Penn to be removed from such Third Party Claim; provided, that, if GLPI is unable to cause Penn to be removed from such Third Party Claim, Penn and GLPI shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(iii)                               Penn and GLPI agree that at all times from and after the Effective Time if a Third Party Claim which does not relate primarily to the GLPI Business or the Penn Business is commenced naming both Penn (or any member of the Penn Group) and GLPI (or any member of the GLPI Group) as defendants thereto, then Penn and GLPI shall cooperate fully with each other, maintain a joint defense (in a manner that would preserve for both parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect thereto) and consult each other to the extent necessary or advisable with respect to such Third Party Claim.

6.6                               Tax Matters.  Penn and GLPI shall enter into the Tax Matters Agreement on or prior to the Distribution Date.  To the extent that any representations, warranties, covenants or agreements between the parties with respect to Taxes or other Tax matters are set forth in the Tax Matters Agreement, such Taxes and other Tax matters shall be governed exclusively by the Tax Matters Agreement and not by this Agreement.

6.7                               Employment Matters.  Penn and GLPI shall enter into the Employee Matters Agreement on or prior to the Distribution Date.  To the extent that any representations, warranties, covenants or agreements between the parties with respect to employment matters are set forth in the Employee Matters Agreement, such employment matters shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.  Penn and GLPI hereby agree to use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53.

6.8                               Intellectual Property Matters.

(a)                                 Penn hereby grants to GLPI a perpetual, non-exclusive, royalty-free license to use the Intellectual Property that is set forth on Schedule 6.8 (the “Licensed Intellectual Property”) solely in connection with the ownership, management, development, operation of and promotion of the TRS Properties, including the offering or sale by GLPI of products bearing the Licensed Marks.

(b)                                 GLPI shall have the right to sublicense the Licensed Intellectual Property to any member of the GLPI Group (solely for so long as such entity remains a member of the

GLPI Group), provided, however, that any sublicense granted hereunder shall contain provisions whereby the sublicensee agrees to assume, observe and perform all of the obligations of GLPI and be bound by all of the restrictions under this Agreement applicable to the use of the Licensed Intellectual Property.

(c)

(i)                                     GLPI recognizes and acknowledges the exclusive right, title and interest of Penn in and to the ownership of the Licensed Intellectual Property, including the Licensed Marks.  GLPI agrees to assign and hereby assigns any and all rights in the Licensed Intellectual Property (including any and all rights in the Licensed Marks) it might acquire during the Term to Penn and agrees to execute and undertake during the Term and after termination hereof all documents and all actions reasonably necessary to effect the clarification or perfection of ownership of all Licensed Intellectual Property in and to Penn and to allow Penn to apply for registrations of the Licensed Intellectual Property and to maintain any registrations issued thereon.

(ii)                                  All rights in and to the Licensed Intellectual Property not specifically granted to GLPI herein are expressly reserved by Penn. GLPI neither has nor under any circumstances shall be deemed to have any ownership, right, title or interest in or to any Licensed Intellectual Property.

(iii)                               All goodwill associated with or identified by the Licensed Intellectual Property shall inure directly and exclusively to the benefit of, and is the sole property of Penn and all use (whether authorized or unauthorized) of any other indicia of source, mark, logo or slogan by GLPI in the course of promoting or marketing the Licensed Intellectual Property shall likewise inure directly and exclusively to the benefit and shall be the sole property of Penn.

(iv)                              During the Term and thereafter, GLPI shall not:  (A) challenge the validity of Penn’s ownership of, or right to license, the Licensed Intellectual Property or any registration, or application for registration thereof; (B) represent in any manner that it has any title or right to the ownership, registration or use of the Licensed Intellectual Property except as set forth in this Agreement; (C) challenge the right of Penn to grant the licenses granted herein; or (D) interfere in any manner with nor attempt to prohibit the use or registration by Penn of any Licensed Intellectual Property.

(v)                                 GLPI acknowledges that certain of the Licensed Intellectual Property may have been and may potentially be misappropriated by third Persons. Penn provides neither any guarantee nor assurance that Penn will be able to cause cessation of such misappropriation nor any assurance that such third Persons may fail in an ability to claim superiority of rights with respect to the subject Licensed Intellectual Property.

(vi)                              Nothing contained in this Agreement shall be construed to confer upon GLPI any right or license to have any of the Licensed Intellectual Property registered in the name of GLPI, any member of the GLPI Group or any third Person or to vest in GLPI, any member of the GLPI Group or any third Person any right, title or interest in and to the Licensed

Intellectual Property.  GLPI shall not, directly or indirectly, register or cause to be registered in any country or governmental subdivision any trademark, trade name, service mark, trade dress, Internet domain name, other universal resource locator, patent, mask work or copyright consisting of, embodied in, relating to, arising out of or similar to any of the Licensed Intellectual Property. GLPI shall not knowingly damage, do any act or fail to do any act, which could be reasonably anticipated to damage, dilute, or materially modify any of the Licensed Intellectual Property or knowingly permit a third Person to do so.

(vii)                           GLPI shall immediately notify Penn in writing of any infringement, misappropriation, dilution or other claim of right, title, or interest (or any suspected activity with respect to any of the foregoing) with respect to any of the Licensed Intellectual Property of which GLPI knows or otherwise becomes aware.

(viii)                        (A) GLPI shall use the Licensed Marks without any accompanying words or symbols of any nature (save as required by the provisions hereof) unless first approved in writing by Penn and GLPI shall not modify the Licensed Marks or conjoin the Licensed Marks with any other name, service mark, trade name or trademark whatsoever, unless otherwise approved by Penn, in Penn’s reasonable discretion, in writing; (B) Penn agrees to include on all uses of the Licensed Intellectual Property all notices and legends reasonably requested by Penn.

(ix)                              GLPI shall neither file any application for registration or other recognition of any name incorporating or embodying in any manner the Licensed Marks, or variant thereof, as a fictitious business name nor use the Licensed Marks, or any variant thereof, as part of its formal entity name (including any corporate, partnership, limited-liability company, limited-liability partnership, limited partnership or any other formal entity name) or permit any member of the GLPI Group or any third Person to do so, unless Penn grants such use of the Licensed Marks, in its reasonable discretion.

(d)

(i)                                     GLPI agrees to use the Licensed Intellectual Property in good faith and in a dignified manner, in a manner consistent with Penn’s high standards of, and reputation for quality, in a manner consistent with the standards of quality of the TRS Properties immediately prior to the Effective Time, and in accordance with generally accepted trademark practice wherever the Licensed Marks are used. GLPI agrees to use commercially reasonable efforts to protect the Licensed Intellectual Property and the goodwill associated therewith.

(ii)                                  GLPI covenants that the nature and quality of the products and services provided at the TRS Properties and all promotional, advertising or other material relating to the any such products and services, and all representations of the Licensed Intellectual Property, shall be of good quality comparable to the quality of similar goods and services presently sold or provided by the TRS Properties immediately prior to the Effective Date and shall conform to any applicable brand rules of Penn in effect as of the Effective Time. With respect to any additional services or products that may be provided by the TRS Properties, GLPI agrees that the nature and quality of such products and services shall be equal to and commensurate with that of existing products and services offered by the TRS Properties immediately prior to the Effective Time.

(iii)                               GLPI covenants that no promotional, advertising or other material that utilizes any of the Licensed Intellectual Property (including the “Hollywood” name or logo) shall display such Licensed Intellectual Property without also prominently indicating the full name of the applicable property (i.e., “Hollywood Casino Baton Rouge” or “Hollywood Casino Perryville”).

(iv)                              In furtherance of the provisions of Section 8.9, GLPI covenants that it shall not assign or otherwise transfer any interest in the Licensed Intellectual Property to any third party without Penn’s prior written consent.  For purposes of this paragraph, it shall be deemed a transfer if any person other than GLPI acquires at least 25% of the voting control of GLPI, or of any GLPI Subsidiary that directly or indirectly owns one or more TRS Properties.  Penn agrees that, in the event of a change of control or sale of all or substantially all of the assets of GLPI or of any GLPI Subsidiary that directly or indirectly owns one or more of the TRS Properties, for no additional consideration Penn will grant a license to use the Licensed Intellectual Property for a term of one year from the date of such change in control or transfer on the same terms as are applicable to GLPI pursuant to this Section 6.8 to such GLPI Subsidiary or the acquiror, as applicable, at such Person’s election.

(v)                                 Solely for the purposes of ensuring compliance with this Section 6.8, Penn’s duly authorized representatives shall have the right to inspect the quality of the products and services provided at the TRS Properties, and GLPI shall permit, subject to applicable Law, such representatives of Penn to have reasonable access to all areas of the TRS Properties for such inspection purposes during regular business hours and on reasonable notice and in a manner that will cause minimal disruption to GLPI’s business.

6.9                               Compliance with Legal Requirements.  After the Effective Time, GLPI covenants and agrees that it will comply in all material respects with all legal requirements and regulations applicable to it that have been enacted by a Governmental Authority as a condition to or otherwise in connection with the Distribution, including those set forth on Schedule 6.9.

ARTICLE VII

DISPUTE RESOLUTION

7.1                               General Provisions.

(a)                                 Any dispute, controversy or claim arising out of or relating to this Agreement or the other Transaction Documents (other than the Master Lease), or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Transaction Document or in this Article VII below.

(b)                                 Commencing with a request contemplated by Section 7.2 set forth below, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

(c)                                  THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO (I) SPECIAL DAMAGES, AS DEFINED HEREIN (PROVIDED, THAT LIABILITY FOR ANY SUCH SPECIAL DAMAGES, AS DEFINED HEREIN, WITH RESPECT TO ANY THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES) AND (II) TRIAL BY JURY.

(d)                                 The specific procedures set forth in this Article VII below, including the time limits referenced therein, may be modified by agreement of both of the parties in writing.

(e)                                  All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VII are pending.  The parties will take any necessary or appropriate action required to effectuate such tolling.

7.2                               Arbitration.

(a)                                 In the event of any Dispute, either party may (i) pursuant to its rights under Section 8.11, submit a request for interim injunctive relief to the arbitral tribunal appointed pursuant to Section 7.2(b) (provided, that, if the tribunal shall not have been constituted, either party may seek interim relief either before a special arbitrator, as provided for in Rule 14 of the CPR Arbitration Rules, or before any court of competent jurisdiction) if, in the reasonable opinion of such party, such interim injunctive relief is necessary to preserve its rights pending resolution of the Dispute, and (ii) submit such Dispute to be finally resolved by binding arbitration, in each case, pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).

(b)                                 The neutral organization for purposes of the CPR Arbitration Rules will be the CPR.  The arbitral tribunal will be composed of one arbitrator to be mutually agreed by the parties or, if the parties are unable to agree on an arbitrator, the arbitrator will be appointed by CPR from a list of eight (8) proposed neutrals submitted by the CPR each of whom shall have at least ten (10) years’ experience in arbitrating commercial disputes.  Each party may strike no more than three (3) neutrals from the list submitted by CPR.

(c)                                  Arbitration will take place in Wyomissing, Pennsylvania.  Along with the arbitrator appointed, the parties will agree to a mutually convenient date and time to conduct the arbitration, but in no event will the hearing(s) be scheduled less than six (6) months from submission of the Dispute to arbitration unless the parties agree otherwise in writing; provided, that, if injunctive or other interim relief contemplated by Section 7.2(d) below is requested, the hearing(s) will be expedited in accordance with any order entered by the court, tribunal or special arbitrator adjudicating that request.

(d)                                 The arbitral tribunal will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided, that the arbitral tribunal will not award any relief not specifically requested by the parties and, in any event, will not award Special Damages.  Upon constitution of the arbitral tribunal following any grant of interim relief by a special arbitrator or court pursuant to Sections 7.2(a) and 8.11, the tribunal may affirm or disaffirm that relief, and the parties will seek modification or rescission of the order entered by the special arbitrator or court as necessary to accord with the tribunal’s decision.

(e)                                  The parties agree to be bound by the provisions of Rule 13 of the Federal Rules of Civil Procedure with respect to compulsory counterclaims (as the same may be amended from time to time); provided, that any such compulsory counterclaim shall be filed within thirty (30) days of the filing of the original claim.

(f)                                   So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 7.2 will continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(g)                                  A party obtaining an order of interim injunctive relief may enter judgment upon such award in any court of competent jurisdiction.  The final award in an arbitration pursuant to this Article VII shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon such award in any court of competent jurisdiction.

(h)                                 It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 7.2 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(i)                                     If a Dispute includes both arbitrable and nonarbitrable claims, counterclaims or defenses, the parties shall arbitrate all such arbitrable claims, counterclaims or defenses and shall concurrently litigate, subject to and in accordance with Section 8.2, all such nonarbitrable claims, counterclaims or defenses.

(j)                                    The parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with, Section 8.2 and, except as otherwise provided in this Article VII or mutually agreed to in writing by the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 7.2.

(k)                                 Each party shall bear (i) its own fees, costs and expenses and shall bear an equal share of the expenses of the arbitration, including the fees, costs and expenses of the arbitrator; provided, in the case of any Disputes relating to the parties’ rights and obligations with respect to indemnification under Article V, the substantially prevailing party shall be entitled to reimbursement by the other party of its reasonable out-of-pocket fees and expenses (including attorneys’ fees) incurred in connection with the arbitration.

ARTICLE VIII

MISCELLANEOUS

8.1                               Corporate Power.  Penn represents on behalf of itself and on behalf of other members of the Penn Group, and GLPI represents on behalf of itself and on behalf of other members of the GLPI Group, as follows:

(a)                                 each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform each of this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(b)                                 this Agreement and each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

8.2                               Governing Law; Jurisdiction.  This Agreement and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed and interpreted in accordance with the Laws of the Commonwealth of Pennsylvania irrespective of the choice of Laws principles of the Commonwealth of Pennsylvania.  In addition, with respect to this Agreement (other than arbitrable Disputes governed by Section 7.2) and, unless expressly provided therein, each other Transaction Document, Penn and GLPI agree that any legal action or proceeding shall be brought or determined exclusively in a state or federal court located within the County of Berks in the Commonwealth of Pennsylvania.

8.3                               Survival of Covenants.  Except as expressly set forth in any other Transaction Document, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Reorganization and the Distribution and shall remain in full force and effect.

8.4                               Force Majeure.  No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

8.5                               Notices.  All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the other Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.5):

If to Penn, to:

Penn National Gaming, Inc.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

Attention:                                         Chief Executive Officer
Facsimile:                                         (610) 373-4966

with a copy to:

Ballard Spahr LLP

1735 Market Street, 51st Floor

Philadelphia, Pennsylvania 19103

Attention:                                         Justin P. Klein, Esq.

Facsimile:                                         (215) 864-9166

if to GLPI:

Gaming and Leisure Properties, Inc.

825 Berkshire Boulevard, Suite 400

Wyomissing, Pennsylvania 19610

Attention:                                         Chief Executive Officer

Facsimile:                                         [•]

with a copy to:

Pepper Hamilton LLP

300 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, Pennsylvania 19103

Attention:                                         Barry M. Abelson, Esq.

Facsimile:                                         (215) 981-4750

8.6                               Termination.  Notwithstanding any provision to the contrary, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of Penn without the prior approval of any Person, including GLPI.  In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement.  After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.

8.7                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

8.8                               Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

8.9                               Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by either party without the prior written consent of the other party hereto.  Except as provided in Article V with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10                        Public Announcements.  From and after the Effective Time, Penn and GLPI agree that they shall make no public statement that would be inconsistent with any of the representations or assumptions underlying the Private Letter Ruling or that would otherwise in any manner compromise or undermine the tax treatment of any of the Transactions without the prior written consent of the other, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

8.11                        Specific Performance.  Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement or such Transaction Document, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

8.12                        Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to this Agreement.  No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

8.13                        Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (iv) references to “$” shall mean U.S. dollars, (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (vi) the word “or” shall not be exclusive, (vii) references to “written” or “in writing” include in electronic form, (viii) unless the context requires otherwise, references to “party” shall mean Penn or GLPI, as appropriate, and references to “parties” shall mean Penn and GLPI, (ix) provisions shall apply, when appropriate, to successive events and transactions, (x) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (xi) Penn and GLPI have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (xii) a reference to any Person includes such Person’s successors and permitted assigns.

8.14                        Counterparts.  This Agreement may be executed in one (1) or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

GAMING AND LEISURE PROPERTIES, INC.

By:
Name:
Title:

Signature Page to Separation and Distribution Agreement